EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the **"Agreement"**), dated as of March 1, 2010, by and between American Scientific Resources, Inc., a Nevada corporation, with an address at 1112 Weston Road, Unit 278, Weston, FL 33326("Company"), and Marc B.Massoglia, an individual, with an address at 3304 Sawgrass Village Center, Ponte Vedra Beach, FL 32082("Employee").

WITNESSETH:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1. Employment.

(a) Employee shall be employed by the Company and perform services for the Company in the position of Senior Vice President of Sales for a five-year period commencing on March 1, 2010and ending on February 28, 2015, unless sooner terminated as provided in this Agreement (this period and any extensions thereof shall be referred to as the "Term"). The Term of this Agreement shall be extended (subject to earlier termination as provided herein) for successive one-year periods, on the same terms as contained in this Agreement, unless at least 90 days prior to the end of the then current term hereof, the Company or Employee has notified the other party in writing that Employee's employment shall terminate at the end of the then current Term.

(b) Employee shall perform the duties incident to his position as Senior Vice President of Sales, including but not limited to management and coordination of sales activities, including retail, GPO, telemarketing, clinical and physician supply. In the performance of his duties, Employee shall be subject to the direction of the Senior Vice President and Director of Business Development and the Chief Executive Officerof the Company. Employee agrees to devote his full business time to performing services under this Agreement. Employee shall be available to travel as the needs of the business require.

(c) Employee shall be entitled tofourweeks of paid vacation each year, to be taken no more than two consecutive weeks at a time. Any unused vacation time at the end of a calendar year shall not accrue or cumulate from year to year and Employee shall not be entitled to compensation for unused vacation time.

2. Compensation.

(a) In consideration of services rendered by Employee during the Term, the Company shall pay to Employee the following base compensation:

(i) For a period beginning on March 1, 2010 and ending on the later of (1) July 1, 2010; or (2) the S-1 registration of the Company with the Securities and Exchange Commission (the "Registration"):

(1) a monthly salary of fifteen thousand ($15,000) dollars payable in restricted common shares of the Company (the "Shares") (same restriction for one (1) year from issuance), based on the average price per Share on that calendar month; and

(2) two (2%) percent of the new revenue received by the Company from sales ("Sales") paid within thirty (30) days of the end of the calendar year. The term "Sales" shall mean revenue actually received and collected by the Company, less any returns, charge-backs, cancellations, and annulments.

(ii) For a period beginning on the later of (1) July 1, 2010; or (2) the Registration:

(1) an annual base salary of one hundred forty four thousand ($144,000) dollars; and

(2) two (2%) percent of all the Company's Sales paid in cash at the time the payment is received. This will be net of any returns, chargebacks, cancellations and annulments.

(3) two (2%) percent of all Company's Sales paid in stock. The stock will be issued a five day market average immediately preceding the payment date. This again will be paid after payment from the customer is received. This will be net of any returns, chargebacks, cancellations and annulments.

(b) During the Term, the Employee may participate, to the extent eligible and in accordance with the Company's employee handbook, in each insurance (including, without limitation, any life, travel, accident and medical, dental and other health insurance), pension, 401(k), disability and other employee benefit plans maintained by the Company for its senior management or employees generally in accordance with the terms thereof.

3. Expenses.

(a) During the Term, the Company shall reimburse Employee for all reasonable and itemized out-of-pocket business expenses incurred by Employee in connection with his employment. Employee shall keep appropriate records of such expenses and submit receipts or other evidence relating thereto in accordance with Company policy. Reimbursement for such expenses shall be subject to such regulations and procedures as the Company may designate by notice to Employee and shall not include reimbursement for normal commuting and related expenses.

(b) During the Term, the Company shall reimburse Employee for the lease of Employee's office space, provided that such rent amount shall not exceed $650 per month.

4. Proprietary Rights. The parties hereto have entered into an Employee's Certificate and Assignment in the form attached hereto as Exhibit B.

5. Termination. Notwithstanding anything herein contained, if, prior to the end of the Term:

(a) either (i) Employee shall be physically or mentally incapacitated or disabled (as determined by an independent physician selected by the Board of Directors of the Company) or otherwise unable fully to discharge his duties hereunder for a period of 6consecutive weeks or an aggregate of 6 weeks in any six-month period, (ii) Employee shall be convicted by, or shall have entered a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude, fraud, embezzlement, misappropriation, or any other felony or crime punishable by imprisonment, (iii) Employee shall commit any act of fraud, embezzlement or other act of misappropriation, (iv) Employee shall fail or refuse to perform his duties as required hereunder or shall refuse to follow direct instructions with respect to a matter or shall violate his duty of loyalty to the Company, or otherwise shall breach any term of this Agreement and fail to correct such breach within 30days after Employee's receipt of written notice thereof, then, in each such case, the Company shall have the right to give notice of termination of

Employee's services hereunder as of a date (not earlier than thirtydays from such notice) to be specified in such notice, and this Agreement shall terminate on the date so specified; or

(b) the Employee shall die, then this Agreement shall terminate on the date of Employee's death.

(c) Upon termination of this Agreement pursuant to subsection (a)(i) or (b) of this Section 5, neither party shall have any further obligations hereunder except that (i) the Employee (or his estate in the event of his death) shall be entitled to receive his salary which shall not have previously been paid to the date of termination, [and any bonus for the calendar year prior to the calendar year in which Employee is terminated to the extent awarded and accrued but not yet paid], and (ii) for obligations or covenants contained herein that extend beyond the term of this Agreement.

(d) Upon termination of this Agreement as a result of Employee's voluntary action or pursuant to subsections (a)(ii), (a)(iii) or (a)(iv) of this Section 5, neither party shall have any further obligations hereunder except (i) Employee or his heirs in event of Employee's death shall be entitled to receive his salary which shall not have previously been paid to the date of termination, [and any bonus in which Employee is terminated to the extent awarded and accrued but not yet paid], and (ii) for obligations or covenants contained herein that extend beyond the term of this Agreement.

(e) In the event Employee's employment is terminated during the term of this Agreement other than by Employee's voluntary action or pursuant to subsection (a) or (b) of this Section 5 and Employee shall have been employed by the Company for a period in excess of three months, Employee shall be entitled to receive (i) an amount equal to (A) his current base salary for the period from the date of termination and continuing for a 90-day period following the date of termination and (B) one-half of his current base salary for the period beginning on the day following the 90-day period following the date of termination and ending on the 180th day following the date of termination; provided, however that such payments shall cease upon the Employee's commencement of any other full-time employment during such period; and all amounts shall be payable in accordance with the Company's normal payroll practices then in effect, [(ii) any bonus for the calendar year prior to the calendar year in which the Employee is terminated, to the extent awarded and accrued but not yet paid], (iii) any benefits then vested under any benefit plans and otherwise payable in accordance with the provisions of the applicable benefit plan and applicable laws, and (iv) continued coverage (net of any Employee contributions) to the extent any such coverage was provided immediately prior to the termination of Employee for medical and other health insurance from the date of termination through a date which is 180 days after the date of termination under the benefit plans maintained by the Company for its senior management or employees generally in accordance with the terms thereof; <u>provided</u>, <u>however</u>, that such coverage shall cease upon Employee's commencement of any other full-time employment during such period. Employee shall promptly notify the Company in writing of any other employment obtained or undertaken by Employee, and the salary, compensation or other amounts received or to be received by Employee therefrom. In the event Employee's employment is terminated during the term of this Agreement other than by Employee's voluntary action or pursuant to subsection (a) or (b) of this Section 5, this subsection (e) of this Section 5 will apply in place of any Company severance policies that might otherwise be applicable, and the Company will have no obligation to make any payments to Employee except those expressly set forth in this subsection (e) of this Section 5.

6. <u>Confidentiality</u>. Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information. "Confidential Information" shall mean all information heretofore or hereafter developed or used by the Company relating to the operations, employees, customers and clients of the Company, including, but not limited to information related to products, operations, marketing and business plans, customer or supplier names and addresses, corporate organization and finances, plans, research, specifications, drawings, sketches, models, samples, data, technology, computer programs, documentation, software, computer systems, source code, object code, methodologies, product development, distribution plans, contractual arrangements, profits, sales, pricing

policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information included in or relating to any of the assets of and/or comprising the business of the Company, and all trademarks, domain names, copyrights and patents and applications thereof, all trade secrets, inventions, processes, procedures, research records, market surveys and know-how and other technical papers. Employee recognizes that Confidential Information is the result of substantial financial investment by the Company, as well as extensive efforts by the Company over a lengthy period of time and that all such Confidential Information is and shall remain the sole property of the Company as its sole owner, free of any rights of Employee. Therefore, Employee agrees that, at all times from after the date hereof, he will not, directly or indirectly, without the prior written consent of the Company, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except to the extent that (a) any such Confidential Information becomes generally available to the public or trade, other than as a result of a breach by Employee of this Section 6 or (b) any such Confidential Information that became or becomes available to Employee on a non-confidential basis from a source other than the Company; provided, that such source is not known by Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Employee is required by law or legal process to disclose any Confidential Information; provided, that in such case, Employee shall (a) give the Company the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company, at the Company's expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Employee under this Section 6 shall survive any termination of this Agreement and Employee shall advise any new Employer, prior to commencing employment, of the restrictions contained in this Section 6.

7. Nonsolicitation; Noncompete. At all times from and after the date of this Agreement and, except in the event that this Agreement is terminated other than pursuant to the Employee's voluntary action or pursuant to subsection (a) or (b) of Section 5, until two(2) years from the later of (i) the date hereof, (ii) the date of termination of any agreement entered into between the Employee and the Company or (iii) the date on which Employee ceases providing services to the Company, Employee shall not:

(a) directly, indirectly or otherwise, and whether for himself or on behalf of any other person, except in his capacity as an employee of the Company, canvass or solicit or, directly or indirectly, cause or authorize to be solicited, or enter into, or, directly or indirectly cause or authorize to be entered into, any business from any person who (i) is, or, at any time within two years prior to the date of such action, has been, a customer or client or (ii) is an active prospect to be a customer or client, of the Company.

(b) directly or indirectly, induce any employee of or consultant to the Company or any subsidiary or affiliate of the Company to terminate such person's employment with such entity or cease such consultant's provision of services to such person, and shall not, directly or indirectly, either individually or as owner, agent, employee, or otherwise, employ or offer employment on behalf of any entity to any person who is or was employed by the Company or any subsidiary or affiliate of the Company during the Term, unless such person shall have ceased to be employed by the Company or any such subsidiary or affiliate for a period of at least six (6) months (or twelve (12) months in the case of any employee who is or was an officer of the Company or any such subsidiary or affiliate).

(c) directly or indirectly, engage in, be employed by, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or otherwise have an interest (whether as a stockholder, director, officer, employee, representative, subcontractor, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business or any person who is engaged in any business that competes, directly or indirectly, with the Company or that is otherwise engaged in activities likely to be competitive with the Company.

(d) Each of the parties acknowledges that nothing contained herein shall prohibit Employee from acquiring equity securities of a publicly held company engaged in activities which are similar to, or competitive with, the Company, which securities in the aggregate do not exceed 2% of the issued and outstanding equity securities of such publicly held company.

8. Miscellaneous.

(a) Employee acknowledges that any breach or threatened breach by Employee of any of the agreements or other or provisions contained in this Agreement will result in irreparable and continuing harm to the Company for which the Company would not have adequate remedy at law. Therefore Employee acknowledges and agrees that in the event of any such breach or threatened breach, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to such injunctive relief or other equitable remedies to restrain Employee or any third party participating in such breach or threatened breach from violating the provisions of this Agreement and Employee hereby consents to the granting of such injunctive relief or other equitable remedy by any court of competent jurisdiction, without the Company having to prove the inadequacy of the available remedies at law or any actual damages (and without being required to post a bond or other security). Any such remedy sought or obtained shall not be considered either exclusive or a waiver of the rights of the Company to assert a claim for any other remedies it may have at law or in equity.

(b) Employee represents to the Company that Employee is not party to any agreement which would preclude employee from performing the services for the Company contemplated under this Agreement.

(c) This Agreement and the rights and obligations of the parties hereunder and any other instruments or documents issued hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. Employee may not assign this Agreement.

(e) The provisions of this Agreement shall be severable, and the illegality, unenforceability or invalidity of any provisions of this Agreement shall not affect or impair the remaining provisions of this Agreement, and each provision of this Agreement shall be construed to be valid and enforceable to the fullest extent permitted by law.

(f) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith.

(g) All notices required and allowed hereunder shall be in writing, and shall be deemed given when delivered personally or sent by certified mail, return receipt requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth on the first page or to such other address as has been most recently specified for a party by notice to all other parties.

(h) The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach.

(i) All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the parties hereto as to the subject matter hereof, including, without limitation, any prior versions or drafts of this Agreement executed by any of the parties and held in escrow, are merged into this Agreement. This Agreement, together with all agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or

covenants other than those contained herein and in such agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the day and year first above written.

3/31/10

Marc B. Massoglia

American Scientific Resources, Inc.

By:

Name: Christopher F. Tirotta, MD, MBA
Title: Chief Executive Officer

Exhibit B

EMPLOYEE'S CERTIFICATE
AND ASSIGNMENT

I hereby certify that for good and valuable consideration, receipt of which is hereby acknowledged, all Innovations (as defined below) created by me (either working alone or as part of a group) that are used, useful or useable in connection with the present or future business and operations (the "Business") of American Scientific Resources, Inc., or any of its subsidiaries or affiliates, (the "Company") which (a) were made using equipment, supplies, facilities or trade secret information of the Company, or (b) were developed at least in part on the Company's time, or (c) relate at the time of conception or reduction to practice thereof either to the Business or to the Company's or its affiliates' actual or demonstrably anticipated research or development, or (d) result from any work that I perform or performed for the Company, were created at the request of the Company pursuant to any arrangement (written or unwritten) between Company and me ("Arrangements") or otherwise, including the Employment Agreement dated as of the date hereof. The term "Innovations" shall include all of the results and proceeds of my services under Arrangements, including without limitation, all right, title and interest in any inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not, and all drafts, proposals, sketches, revisions and demonstration and "beta" versions thereof, written, created, developed or produced or to be written, created, developed or produced, by me (either working alone or as part of a group) in connection therewith.

I hereby acknowledge that the Innovations were specifically ordered or commissioned by Company for the Business. I hereby permanently, irrevocably, exclusively and absolutely assign to the Company all right, title and interest in and to all Innovations and all right, title and interest in and to all patents, domain names, trade secrets, trademarks and other intellectual property derived therefrom, such assignment to be effective when first capable of being so assigned, transferred or vested. All Innovations shall be delivered to the Company as required herein or on termination or completion of the Arrangements, whichever is earlier, unless the Company requests otherwise. To the extent that any Innovation is or shall be a copyrightable work, I agree that such Innovation constitutes and shall constitute a work-made-for-hire as defined in the United States Copyright Act of 1976; that the Company is and shall be the author of said work-made-for hire and the owner of all rights in and to such Innovation throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the initial term and any and all extensions and renewals thereof; and that the Company shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. To the extent that such copyrightable Innovation is not recognized as a work-made-for-hire, I hereby permanently, irrevocably, exclusively and absolutely assign, transfer and convey to Company, without reservation, all of my right, title and interest throughout the universe in perpetuity in such Innovation, including, without limitation, all rights of copyright and copyright renewal in such Innovation or any part thereof.

I hereby waive all rights of "droit moral" or "moral rights of authors" or any similar rights or principles of law which I may now or later have in the Innovations. I warrant and represent that I have the right to execute this certificate, that each Innovation is and shall be new and original with me and not an imitation or copy of any other material, and that each of the Innovations does not and shall not violate or infringe upon any common law or statutory right of any party including, without limitation, contractual

rights, copyrights, trademarks, patents, service marks and rights of privacy, publicity, or any other right of any person or entity and is not the subject of any litigation or claim that might give rise to litigation.

I agree to indemnify and hold harmless the Company, its successors, licensees, and assigns against any breach of any of the representations, warranties, covenants and agreements contained herein. I agree to execute such further documents and do such other act as may be required by the Company or its successors, licensees, or assignees to evidence or effectuate the Company's rights hereunder. The Company's rights in the Innovations may be assigned, licensed, or otherwise transferred, and this Consultant's Certificate and Assignment shall inure to the benefit of the Company's successors, licensees and assignees.

By execution hereof, I hereby irrevocably constitute and appoint the Company with full power of substitution, to be my true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed necessary, appropriate or desirable to effectuate the terms hereof. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the occurrence of my death, disability or bankruptcy.

3/31/10

Name: Marc B. Massoglia

Agreed and Accepted:

AMERICAN SCIENTIFIC RESOURCES, INC.

By:

Name: Christopher F. Tirotta, MD, MBA
Title: Chief Executive Officer